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                                                                   Exhibit 10.17

                       Amendment to the Dime Bancorp, Inc.
                            1991 Stock Incentive Plan

                           Effective December 12, 2000


                  The Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "Plan") is hereby amended in the following particulars:


                  1. The language of Section 15.1 of the Plan preceding the colon is amended in its entirety to read as follows:

                     "15.1 Unless otherwise determined by the Committee at the time of grant or by amendment (with the holder's consent) of such grant, in the event of the earlier of (i) the occurrence of a Termination Event, or (ii) the occurrence of a Change in Control (as defined in Section 15.4), and solely with respect to awards held by an individual in service with Bancorp or a Related Company at the time of any such event described in clause (i) or (ii) above"